We consent to the inclusion in the registration statement of Form SB-2 of our report dated February 5, 1999, execept for Note 14 as to which the date is April 8, 1999, on our audits of the financial statements of DBS Industries, Inc. and Subsidiaries. We also consent to the reference to our firm under caption "Experts".

San Francisco, California
April 30, 1999